SUBSCRIPTION AGREEMENT


THIS AGREEMENT by and between Michael E. Twilley TTEE Michael E. Twilley Revocable Trust Dated 7/15/99 ("Twilley Trust"), a North Carolina trust, and The Piedmont Investment Trust ("Trust"), a statutory trust organized and existing under and by virtue of the laws of the State of Delaware.

In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Trust agrees to sell to the Twilley Trust and the Twilley Trust hereby subscribes to purchase 10,000 shares ("Shares") of beneficial interest of The Piedmont Select Value Fund, a series of the Trust, with a par value of $0.001 per Share, at a price of ten dollars ($10.00) per each Share.

     2. The Twilley Trust agrees to pay $100,000 for all such Shares at the time of their issuance, which shall occur upon call of the President of the Trust, at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement").

     3. The Twilley Trust acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. The Twilley Trust also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that the Twilley Trust may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

     4. The Twilley Trust represents and warrants that (i) it is acquiring the Shares solely for his own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future and (ii) it is knowledgeable and experienced with respect to the financial, tax, and business ownership of the Shares and is capable of evaluating the risks and merits of purchasing the Shares and can bear the economic risk of an investment in the Shares for an indefinite period of time and can suffer the complete loss thereof.

     5. The Twilley Trust agrees that it will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 20th day of April, 2005.


Michael E. Twilley TTEE Michael E. Twilley Revocable Trust Dated 7/15/99


By:      /s/ Michael E. Twilley
         ________________________
         Michael E. Twilley, Trustee



The Piedmont Investment Trust


By:      /s/ David M. Clark, III
         _________________________
         David M. Clark, III
         President